Exhibit 4.2

Zolon Corporation
Common Stock Warrant

October 29th, 2010

NEITHER THIS WARRANT, NOR THE STOCK TO BE ISSUED UPON EXERCISE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR QUALIFIED OR REGISTERED UNDER ANY STATE SECURITIES LAWS (THE “STATE SECURITIES LAWS”), AND THIS WARRANT HAS BEEN, AND THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF.  NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 SECURITIES ACT AND COMPLIANCE WITH THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND THAT APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH.

This certifies that _ _____________________  (“Purchaser”), located at _ ____________________or any party to whom this Warrant is assigned in compliance with the terms hereof (Purchaser and any such assignee being hereafter sometimes referred to as “Holder”), is entitled to subscribe to and purchase, during the period commencing at the date first set forth above and ending at 11:59 p.m. local time in Chicago, Illinois, on that date which is five (5) years from the Effective Date of this Warrant, that number of shares of fully paid and nonassessable common stock (the “Common Stock”) specified herein below of Zolon Corporation (the “Company”), a corporation organized and existing under the laws of Florida with its principal office  at 2850 Golf Road, Suite 30, Rolling Meadows, IL, 60008.  The purchase price of each such share shall be the Warrant Price as defined below.  This Warrant was originally issued to Purchaser pursuant to the Agreement (as defined below).  Notwithstanding the foregoing, the shares subject to this Warrant are callable by the Company at any time after three (3) years of the date hereof per the conditions listed in Article 5.1.

ARTICLE I
DEFINITIONS

1.1
“Common Stock” shall mean the current class of common stock of the Company, having a par value of $.001 per share bearing a CUSIP number 98978T108and presently quoted on the OTC Bulletin Board under the symbol ZLON.OB.

1.2	“Effective Date” shall mean the date of this Warrant which is October 29th, 2010.

1.3
“Number of Shares” of Common Stock subject to this Warrant shall be the same as that number of shares purchased pursuant to that certain Stock Subscription Agreement of even date herewith at $0.30 per share but shall be reduced by the number of shares which are purchased from time to time.  In the event of any adjustment of the Number of Shares pursuant to Article III below, the Number of Shares remaining shall be adjusted pro rata so that the total Number of Shares which may be purchased shall equal the initial Number of Shares as adjusted from time to time.

1.4	This “Warrant” is this agreement to allow the purchase of Common Stock pursuant to the terms hereof.

1.5	“Warrant Price” shall mean sixty cents ($0.60).

ARTICLE II
EXERCISE AND PAYMENT

2.1
Cash Exercise.  The purchase rights represented by this Warrant may be exercised by Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company, and by the payment to the Company, by certified, cashier’s or other check acceptable to the Company, of an amount equal to the aggregate Warrant Price of the shares being purchased.  This Warrant provides no cashless exercise.  Any shares to be issued shall be issued as of the date on which the payment for such shares of Common Stock is received in good funds by the Company.

2.2
Stock Certificate.  In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the balance of shares of Common Stock remaining from the original number with respect to which this Warrant shall not have been exercised shall also be issued to Holder within such time.

2.3
Stock Fully Paid; Reservation of Shares.  The Company covenants and warrants that all Common Stock which may be issued upon the exercise of the rights represented by this Warrant shall, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof (excluding taxes as applicable to the Holder).  The Company further covenants and warrants that during the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock to satisfy the full exercise of the rights represented by this Warrant.

2.4
Fractional Shares.  No fractional share of Common Stock shall be issued in connection with any exercise hereof, but in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share at the then effective Warrant Price.

ARTICLE III
CERTAIN ADJUSTMENTS OF NUMBER OF
 SHARES PURCHASABLE AND WARRANT PRICE

3.1
Adjustment of Number of Shares.  The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

3.1.1
Reclassification, Consolidation or Merger.  In case of: (i) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); or (iii) any sale or transfer to another corporation of all, or substantially all, of the property of the Company, then, and in each such event, the Company or such successor or purchasing corporation, as the case may be, shall execute a new Warrant which shall provide that Holder shall have the right to exercise such new Warrant and purchase upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of securities, money and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of one share of Common Stock issuable upon exercise of this Warrant had this Warrant been exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer.  Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 3 and the provisions of this Section 3.1, shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.  Issuance of a new Warrant shall not extend the time for exercise provided in the old Warrant.

3.1.2
Subdivision or Combination of Shares.  If the Company shall at any time while this Warrant remains outstanding and unexercised in whole or in part: (i) divide its Common Stock, the Warrant Price shall be proportionately reduced; or (ii) combine shares of its Common Stock, the Warrant Price shall be proportionately increased.

3.2
Time of Adjustments to the Warrant Price.  All adjustments to the Warrant Price and the number of shares purchasable hereunder, unless otherwise specified herein, shall be effective as of the earlier of:

(a)	the date of issue (or date of sale, if earlier) of the security causing the adjustment;
(b)	the effective date of a division or combination of shares;
(c)
the record date of any action of holders of the Company’s capital stock of any class taken for the purpose of dividing or combining shares or entitling shareholders to receive a distribution or dividends.

ARTICLE IV
TRANSFER, EXCHANGE AND LOSS

4.1
Transfer.  This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with federal and state securities laws.  The Company shall issue and deliver to the transferee a new Warrant or Warrants representing the Warrants so transferred.  Upon any partial transfer, the Company shall issue and deliver to Holder a new Warrant or Warrants with respect to the Warrants not so transferred.

4.2
Securities Laws.  Upon any issuance of shares of Common Stock upon exercise of this Warrant, it shall be the Company’s responsibility to comply with the requirements of: (1) the 1933 Act; (2) the Securities Exchange Act of 1934, as amended; (3) any applicable listing requirements of any national securities exchange; (4) any state securities regulation or “Blue Sky” laws; and (5) requirements under any other law or regulation applicable to the issuance or transfer of such shares.  If required by the Company, in connection with each issuance of shares of Common Stock upon exercise of this Warrant, the Holder shall give: (i) assurances in writing, satisfactory to the Company, that such shares are not being purchased with a view to the distribution thereof in violation of applicable laws, (ii) sufficient information, in writing, to enable the Company to rely on exemptions from the registration or qualification requirements of applicable laws, if available, with respect to such exercise, and (iii) its cooperation to the Company in connection with such compliance.

4.3
Exchange.  This Warrant is exchangeable at the principal office of the Company for Warrants to purchase the same number of shares of Common Stock price purchasable hereunder or the balance of the number of Shares of Common Stock which remain following exercise, as the case may be and each new Warrant shall be identical in form and content to this Warrant, except for appropriate changes in the number of Shares of Common Stock covered thereby and any other changes which are necessary in order to prevent the Warrant exchange from changing the respective rights and obligations of the Company and the Holder as they existed immediately prior to such exchange.

4.4
Loss or Mutilation.  Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company shall execute and deliver in lieu hereof a new Warrant.  The Company shall not be obligated to issue a new Warrant absent delivery of a bond, in form and content as required by its transfer agent for the value of the shares remaining upon full exercise.

ARTICLE V
CALL BY COMPANY

4.1
Early Call Right.  In the event that the closing price of the Common Stock as reported by OTC Bulletin Board as the closing price for each of five (5) successive days on which the Common Stock is traded (markets being open) shall be above $0.70, the shares subject to this Warrant are callable by the Company at any time after three (3) years of the date of issuance.

4.2
The last date on which the Warrant may be exercised shall be the thirtieth (30th ) day following the receipt of Company’s Call to  Exercise whereupon this Warrant shall be deemed to have expired as of such date but any exercise prior to such date and payment prior to such date shall constitute the valid exercise as to the number of Shares of Common Stock purchased and the Company shall cause to be issued such shares of Common Stock in the manner provided.

ARTICLE VI
HOLDER RIGHTS

6.1
No Shareholder Rights Until Exercise.  No Holder hereof, solely by virtue hereof, shall be entitled to any rights as a shareholder of the Company.  Holder shall have all rights of a shareholder with respect to securities purchased upon exercise hereof at the time of cash payment following exercise pursuant to Section 2.1 hereof.

ARTICLE VII
MISCELLANEOUS

7.1
Governmental Approvals.  The Company shall from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under federal and state laws, which may be or become requisite in connection with the issuance, sale, and delivery of this Warrant, and the issuance, sale and delivery of the shares of Common Stock or other securities or property issuable or deliverable upon exercise of this Warrant.

7.2
Governing Laws.  It is the intention of the parties hereto that except as set forth below, the internal laws of Florida (irrespective of its choice of law principles) shall govern the validity of this Warrant, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.  Notwithstanding the foregoing, if the Company is organized under the laws of a state other than Florida, the corporation laws of that state shall govern the procedural and substantive matters pertaining to the due authorization, issuance, delivery and exercise of this Warrant and the shares of Common Stock upon exercise hereof.  Except as set forth below, the parties hereby agree that any suit to enforce any provision of this Warrant arising out of or based upon this Warrant or the business relationship between any of the parties hereto shall be brought in the federal district courts located in Florida or the courts of such State.  Each party hereby agrees that such courts shall have personal jurisdiction and venue with respect to such party, and each party hereby submits to the personal jurisdiction and venue of such courts.  In addition to the foregoing jurisdiction, Holder, at its sole option, may commence any such suit in any jurisdiction in which the Company has a business office or is incorporated.

7.3
Binding Upon Successors and Assigns.  Subject to, and unless otherwise provided in this Warrant, each and all of the covenants, terms provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

7.4
Severability.  If any one or more provisions of this Warrant, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto.  The parties further agree to replace any such void or unenforceable provisions of this Warrant with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

7.5
Amendment and Waivers.  This Warrant may be amended upon the written consent of the Company and the Holder.  The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

7.6
Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Warrant, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).  The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.  A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees.  No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

7.7
Notices.  Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Warrant, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, return receipt requested, addressed to such party at its address stated at the beginning of this Warrant or to such other address as such party may designate by written notice delivered hereunder.  Such communication shall be effective when it is received by the addressee thereof; but if sent by certified mail in the manner set forth above, the communication shall be effective five (5) business days after being deposited in the United States mail with proper postage affixed.  Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

7.8	Time. Time is of the essence of this Warrant.

7.9	Construction of Agreement. This Warrant has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

7.10
No Endorsement.  Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of an investment in the Company or purchase of the Common Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

7.11
Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

7.12
Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

Zolon Corporation

/s/ Dhru Desai
By: Dhru  Desai
Its: Chairman and CFO